News Release For more information, please contact: Investors: Dexter Congbalay 224-306-1535 Dexter.Congbalay@lambweston.com Media: Communication@lambweston.com

Lamb Weston Announces Addition of New Director
Norman Prestage Joins Lamb Weston Board of Directors

EAGLE, ID (September 26, 2024) – Lamb Weston Holdings, Inc. (NYSE: LW) announced the appointment of Norman Prestage to its Board of Directors, effective today. Mr. Prestage served as a partner at Ernst & Young, LLP, a professional services firm, until his retirement in June 2024. Mr. Prestage will also serve on the Board’s Audit and Finance Committee.

“Norm brings a wealth of experience to our Board,” said Tom Werner, President and CEO, Lamb Weston. “His extensive experience advising consumer goods and foodservice companies will be invaluable to us as we continue to focus on our strategies to grow Lamb Weston and deliver shareholder value.”

Mr. Prestage joined Ernst & Young in 1987 and during his career served as the global client service partner for large global public companies in the consumer products, foodservice, retail and risk management industries. He was a member of the Ernst & Young Americas Global Accounts Partner Group and served on the Ernst & Young Global Consumer Products Advisory Board. He also served in various Ernst & Young leadership roles including the Retail and Consumer Products Industry Leader for the Midwest, Arkansas Office Managing Partner, and Southwest Area Partner Forum. Mr. Prestage is a certified public accountant and has a Bachelor of Business Administration from the University of Notre Dame.

“Norm Prestage is a strong addition to Lamb Weston’s Board,” said W.G. Jurgensen, Chairman of the Board. “He built a career advising top-tier, global organizations and we look forward to him bringing his expertise to the table to support Lamb Weston’s ambitious growth plans.”

About Lamb Weston
Lamb Weston is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.